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February 7, 2007


Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549-7561


Ladies and Gentlemen:


We have read Item 4.01 of the 8-K/A dated February 7, 2007 of NetFabric Holdings, Inc. and are in agreement with the statements contained in the first, second, third and fifth paragraphs of Item 4.01 as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,


/s/ J.H. Cohn LLP

J.H. Cohn LLP